UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):   May 7, 2009

CAPITAL CITY ENERGY GROUP, INC.
(Exact Name of Registrant as Specified in Charter)
Nevada	333-140806	20-5131044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1611 N. Main Street ▪ Suite A North Canton, Ohio	44720
(Address of principal executive offices)	(Zip Code)

   614-310-1614
Registrant’s telephone number, including area code:

8351 North High Street ▪ Suite 101
Columbus, Ohio

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CAPITAL CITY ENERGY GROUP, INC.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 7, 2009, the Board of Directors of the Company appointed Mr. Douglas Crawford, our current Chief Financial Officer, to the Board to fill a position left vacant by the resignation of Mr. James Bishop.  Mr. Crawford will fill this position until our next regularly scheduled shareholder meeting at which time he may stand for re-election by the shareholders who are permitted to vote in that election.

Mr. Crawford is an experienced and accomplished executive.  He joined Capital City Energy Group in September of 2008, as Chief Accounting Officer and was then appointed Chief Financial Officer.  Mr. Crawford will oversee all accounting functions for the Company.

Prior to joining Capital City Energy Group Mr. Crawford was a partner at a startup software company called Imadex, a division of Ports Petroleum Co. Inc. which provided document imaging solutions to small and mid-sized businesses.

From 1995 to 2004, Mr. Crawford was the Chief Financial Officer for Ports Petroleum CO. INC., located in Wooster, Ohio, a $750 million wholesaler and retailer of petroleum products with more than 80 locations in 15 states and wholesale clients in 20 states. While at Ports Petroleum, Mr. Crawford directed all aspects of corporate finance, including financial strategies, accounts payable/receivable, payroll, HR, general ledger, monthly reporting, IT and tax functions. Mr. Crawford also secured external financing, managed auditing, legal, insurance, and corporate investments.

Mr. Crawford received his Bachelor of Business Administration in Accounting from Kent State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capital City Energy Group, Inc.

Date: May 13, 2009	By:	/s/ Douglas Crawford
Douglas Crawford
Chief Financial Officer